Exhibit 2.3

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

This Assignment, Conveyance and Bill of Sale (“Assignment”) is effective for all purposes as of 7:00 am Central time on September 1, 2013 (“Effective Time”), by Nexen Petroleum Offshore U.S.A., Inc., a Delaware corporation (“Assignor”)  whose address is 945 Bunker Hill Road, Suite 1400, Houston, Texas 77024, and EPL Oil & Gas, Inc., a Delaware corporation (“Assignee”) whose address is 919 Milam, Suite 1600, Houston, Texas 77002.  Assignor and Assignee are hereinafter referred to individually as “Party” and collectively as “Parties”.

Assignor, for valuable considerations, the receipt and sufficiency of which are hereby acknowledged, does by these presents GRANT, DEED, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER and DELIVER unto Assignee, all of Assignor’s right, title and interest in and to the following assets and properties, but excluding and reserving under Assignor the Excluded Assets and subject to the Retained Obligations (such properties, after giving effect to such exclusions, the “Assets”):

(a) the oil, gas and mineral leases described on Exhibit A-1 (the “Leases”) and all rights incident to the Leases, including, without limitation all rights with respect to the use and occupation of the surface and subsurface depths under the Leases;

(b) the unit approved on March 19, 1971 and described in the Unit Agreement identified as Contract No. 14-08-0001-12321 on Exhibit B and described on Exhibit A-2 (the “Unit”);

(c) all producing, non-producing, shut in, or temporarily plugged and abandoned oil, gas, disposal or other wells located on the Leases or the Unit described on Exhibit A-3, and all wellbores spudded after the Execution Date and prior to the Closing located on the Leases or the Unit (“Wells”);

(d) all oil, gas or other Hydrocarbons produced from or attributable to the Leases or the Unit on or after the Effective Time;
(e) to the extent assignable, all easements, rights of way, rights of use, licenses, servitudes, permits, and privileges used solely in connection with the Leases or the Unit (“Easements”);

(f) the platforms, structures and facilities located on the Leases or the Unit, including those listed on Exhibit A-4 (“Facilities”), the equipment, machinery, fixtures and materials located on the Facilities (“Equipment”) and the flowlines located on the Leases or Unit, including those listed on Exhibit A-5;

(g) to the extent assignable and only to the extent they directly relate to the Assets, the contracts, agreements, and instruments identified on Exhibit B (“Contracts”); and

(h) all books, records, files, reports and similar documents and materials, including, without limitation, lease records, well records, division order records, well files, title records (including abstracts of title and title curative documents related to the Assets, if any), production records, contract records and correspondence, in each case, to the extent it relates to the Assets and is in the possession and control of Assignor, except to the extent covered by attorney-client privilege or constituting a report and other analyses prepared specifically for Assignor’s senior management (the “Records”).

TO HAVE AND TO HOLD all of the Assets, together with all rights, titles, interests, estates, remedies, powers and privileges thereunto appertaining unto Assignee and its successors, legal

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representatives and assigns forever, subject to the terms of this Assignment and the Purchase Agreement.  Subject to any Permitted Encumbrances and the terms of the Purchase Agreement, Assignor hereby binds itself, its successors, legal representatives and assigns, to warrant and forever defend (a) Defensible Title to the Leases, Unit and Wells and (b) title to the Assets other than the Leases, Unit and Wells unto Assignee, its successors, legal representatives and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Assignor and its Affiliates, but not otherwise.

This Assignment is subject to that certain Purchase and Sale Agreement dated as of December 31, 2013 (as such has or may hereinafter be supplemented, modified or amended from time to time, the “Purchase Agreement”) between Assignor and Assignee.    The terms and conditions of the Purchase Agreement are incorporated herein by reference, and to the extent of a conflict between the provisions of the Purchase Agreement and this Assignment, the provisions of the Purchase Agreement shall govern and control.  FOR PURPOSES OF NOTICE TO THIRD PARTIES, ASSIGNOR AND ASSIGNEE EXPRESSLY REPRESENT AND ACKNOWLEDGE THAT A THIRD PARTY MAY RELY ON THE DESCRIPTIONS OF THE ASSETS CONTAINED HEREIN FOR PURPOSES OF DETERMINING TITLE THERETO.

Capitalized terms used herein but not defined herein or in Attachment I attached hereto shall have the meanings assigned to such terms in the Purchase Agreement.

Subject to the terms and conditions of the Purchase Agreement, Assignor hereby agrees to pay, perform, fulfill and discharge all Retained Obligations and agrees to indemnify, defend and hold harmless Assignee and the other Buyer Indemnified Parties from and against any and all Losses incurred or suffered by the Buyer Indemnified Parties as a result of, relating to or arising out of the Retained Obligations.

Subject to the terms and conditions of the Purchase Agreement, Assignee hereby assumes and agrees to pay, perform, fulfill and discharge all Assumed Obligations and agrees to indemnify, defend and hold harmless Assignor and the other Seller Indemnified Parties from and against any and all Losses incurred or suffered by the Seller Indemnified Parties as a result of, relating to or arising out of the Assumed Obligations.    Without limiting the foregoing, with respect to each of the Contracts, Assignee expressly assumes and agrees to perform the obligations of Assignor thereunder but only to the extent arising with respect to periods on or after the Effective Time.

Defects.  Without impairing the other express terms of this ASSIGNMENT, THE PURCHASE AGREEMENT, and the other Transaction Documents, the Assets are being conveyed and assigned to and accepted by ASSIGNEE in their “as is, where is” condition and state of repair, and with all faults and defects (known and unknown, hidden and apparent), without any representation, warranty or covenant of any kind or nature, express, implied or statutory, including, but not limited to, warranties of marketability, quality, condition, conformity to samples, merchantability and/or fitness for a particular purpose.

Waiver of Louisiana Rights in Redhibition.  ASSIGNEE expressly waives the warranty of fitness for intended purposes

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or guarantee against hidden or latent redhibitory vices under Louisiana law, including Louisiana Civil Code articles 2520 through 2548, and the warranty imposed by Louisiana Civil Code article 2475; waives all rights in redhibition pursuant to Louisiana Civil Code articles 2520, et seq.; or for restitution or other diminution of the purchase price; acknowledges that this express waiver shall be considered a material and integral part of this sale and the consideration thereof; and acknowledges that this waiver has been brought to the attention of ASSIGNEE and explained in detail and that ASSIGNEE has voluntarily and knowingly consented to this waiver.

Additional Disclaimers.  Other than the representations and warranties of ASSIGNOR set forth in this THE PURCHASE AGREEMENT and the special warranty of title set forth HEREIN,  ASSIGNOR expressly disclaims and negates, and ASSIGNEE hereby waives, any Liability or responsibility for, (i) all representations and warranties, express or implied, at law or in equity and (ii) any statement or information orally or in writing made or communicated to ASSIGNEE or any of its Representatives before or after the execution of this Agreement, including but not limited to any statement or information orally or in writing made or communicated to ASSIGNEE or any of its Representatives by any Representative of ASSIGNOR or any of its Affiliates, (1) as to the accuracy, materiality or completeness of any data or records delivered to ASSIGNEE with respect to the Assets, or (2) concerning the quality or quantity of Hydrocarbon reserves, if any, attributable to the Assets, or the ability of the Assets to produce Hydrocarbons, or the product prices which assignee is or will be entitled to receive from the sale of any such Hydrocarbons.

Exclusive Remedy and Release.  Except with respect to claims for willful misconduct or fraud by or on behalf of a Party and without limiting a Party’s rights pursuant to this Agreement and the other Transaction Documents, the indemnification remedies set forth in ARTICLE 11 OF THE PURCHASE AGREEMENT Shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any and all claims relating to the subject matter of this assignment, including statutory or other claims arising under any Law.

Express Negligence Rule.  The indemnification and waiver provisions in thE PURCHASE AGREEMENT OR ANY TRANSACTION

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DOCUMENTS shall be enforceable regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.  ASSIGNEE and ASSIGNOR acknowledge that this statement complies with the express negligence rule and is conspicuous.

This Assignment shall be binding upon and inure to the benefit of the Parties and their respective heirs, assigns, successors and transferees.  All subsequent assignees shall expressly assume and agree to be bound by the terms of this Assignment and the Purchase Agreement.

This Assignment is made with full substitution and subrogation of Assignee in and to all covenants and warranties by others to Assignor and its Affiliates heretofore given or made in respect of the Assets or any part thereof.

This Assignment shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of laws principles; provided, however, as to the determination of the validity of this Assignment or the special warranty of Defensible Title as to any Assets set forth herein shall be governed by and construed in accordance with the laws of the State of Louisiana.

Each Party consents to personal jurisdiction in any action brought in the United States federal and state courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Assignment, and each of the Parties hereto agrees that any action with respect to any such dispute, controversy, or claim will be determined exclusively in a state or federal district court located in Harris County, Texas.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS ASSIGNMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

EACH OF THE PARTIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ASSIGNMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

All Exhibits attached hereto are hereby made part hereof and incorporated herein by this reference.  References in such Exhibits to instruments on file in the public records are notice of such instruments for all purposes.  Unless provided otherwise, all recording references in such exhibits are to the appropriate records of the BOEM or the counties and parishes in which the Assets are located or adjacent to the Assets.

Certain of the Assets conveyed by this Assignment may require approval to transfer by a Governmental Authority, and as such may require separate assignment instruments made on officially approved forms, or forms acceptable to such Governmental Authority, (including any assignments of

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record title, operating rights and/or rights of ways filed with the BOEM or BSEE) and in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. Assignor’s interests conveyed by such separate assignments are the same, and not in addition to, Assignor’s interests conveyed in this Assignment.

Where separate assignments of the Assets have been or will be executed for filing with and approval by, applicable Governmental Authorities, any such separate assignments (a) shall evidence this Assignment and assignment of the applicable Assets herein made and shall not constitute any additional Assignment or assignment of such properties, (b) are not intended to modify, and shall not modify, any of the terms, covenants and conditions or limitations on warranties set forth in this Assignment or the Transaction Documents and are not intended to create, and shall not create, any representations, warranties or additional covenants of or by Assignor to Assignee and (c) shall be deemed to contain all of the terms and provisions of this Assignment and the Transaction Documents, as fully and to all intents and purposes as though the same were set forth at length in such separate assignments.

This Assignment is intended to be recorded and filed of record.

Each Party covenants and agrees to execute and deliver to the other Party all such additional reasonable instruments and other documents and will do all such other reasonable acts and things as may be necessary to more fully assure to Assignee or its successors or assigns, all of the respective properties, rights and interests herein and hereby granted or intended to be granted, including, without limitation, executing separate assignments of individual oil, gas and mineral leases or interests therein, which are included in the Assets and which are necessary to facilitate the recognition of Assignee’s ownership of the Assets.

This Assignment is subject to approval of the United States Department of the Interior, Bureau of Ocean Energy Management, pursuant to 30 CFR 256.

This Assignment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same Assignment.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed on the date set above but effective for all purposes as of the Effective Time.

WITNESSES:	ASSIGNOR:

/s/ Lauren Teare	NEXEN PETROLEUM OFFSHORE U.S.A. INC.
Name: Lauren Teare
/s/ Natasha Hussain	By: /s/ Gregg E. Radetsky
Name: Natasha Hussain	Name: Gregg E. Radetsky
Title: Vice President, General Counsel

ACKNOWLEDGMENT

STATE OF TEXAS §
§
COUNTY OF HARRIS §

BE IT KNOWN, that on this 15th day of January, 2014, before me, the undersigned authority, personally came and appeared      Gregg E. Radetsky                           , to me personally known, who, being by me duly sworn, did say that he is the Vice President, General Counsel of Nexen Petroleum Offshore U.S.A. Inc., a Delaware corporation, and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors and Gregg E. Radetsky    acknowledged said instrument to be the free act and deed of said corporation.

/s/ Natasha Hussain
NOTARY PUBLIC in and for the aforesaid
County and State
Name: Natasha Hussain
Commission Expires: 8/12/14

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WITNESSES:	ASSIGNEE:

/s/ Angela Speight	EPL OIL & GAS, INC.
Name: Angela Speight
/s/ Eric Everett	By: /s/ Mark A. Gregory
Name: Eric Everett	Name: Mark A. Gregory
Title: Vice President – Land

ACKNOWLEDGMENT

STATE OF TEXAS §
§
COUNTY OF HARRIS §

BE IT KNOWN, that on this 15th day of January, 2014, before me, the undersigned authority, personally came and appeared        Mark A. Gregory                           , to me personally known, who, being by me duly sworn, did say that he is the Vice President – Land     of EPL Oil & Gas, Inc., a Delaware corporation, and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors and Mark A. Gregory acknowledged said instrument to be the free act and deed of said corporation.

/s/ Natasha Hussain
NOTARY PUBLIC in and for the aforesaid
County and State
Name: Natasha Hussain
Commission Expires: 8/12/14

Signature Page to Assignment, Conveyance and Bill of Sale

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ATTACHMENT I

TO

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

DEFINITIONS

“Defensible Title”  means such record title of Assignor to each Asset that constitutes a Lease, Unit or Well, that as of the Effective Time and as of the Closing and subject to Permitted Encumbrances:

(a) entitles Assignor to receive (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons) not less than the Net Revenue Interest share identified for such Asset on the applicable Property Exhibit of all Hydrocarbons produced, saved and marketed from such Asset throughout the duration of the productive life of such Asset;

(b) obligates Assignor to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Asset throughout the duration of the productive life of such Asset not greater than the Working Interest identified for such Asset on the applicable Property Exhibit, except increases that are accompanied by at least a proportionate increase in Assignor’s Net Revenue Interest in such Asset; and

(c) is free and clear of Liens, other than Permitted Encumbrances.

“Excluded Assets” means:

(a) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Delaware or Louisiana Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(b) all claims of Assignor for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other Taxes attributable to any period prior to the Effective Time, (ii) income or franchise Taxes, and (iii) any Taxes attributable to the other rights, properties or interests specifically excluded from this transaction pursuant to this definition, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including, without limitation, refunds of amounts paid under any gas gathering, processing or transportation agreements;

(c) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other rights, properties or interests specifically excluded from this assignment pursuant to this definition;

(d) All of Assignor’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(e) All of Assignor’s rights and interests in geological and geophysical data pertaining to the Assets to the extent such data cannot be transferred without a Third Party’s consent;

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(f) all documents and instruments of Assignor otherwise constituting Records hereunder that may be protected by an attorney-client privilege;
(g) all reserve reports and other analyses prepared specifically for Assignor’s management;

(h) data and other information that cannot be disclosed or assigned to Assignee without violation of a confidentiality or similar obligation under an agreement with a Person unaffiliated with Assignor;

(i) all audit rights arising under any contract or otherwise with respect to any period prior to the Effective Time or arising under any of the other rights, properties or interests specifically excluded from this transaction pursuant to this ;

(j) all corporate and partnership income Tax and other financial records of Assignor;
(k) all insurance claims and insurance proceeds of Assignor attributable to the Assets; and
(l) any equipment owned by Third Parties and located on the Assets including, but not limited to, meters and other equipment that may be owned by pipeline companies.

“Hydrocarbon” means all of the oil, liquid hydrocarbons, gas, and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products (including, without limitation, condensate, casinghead gas, distillate and natural gas liquids), and, to the extent useful for the exploration for and production of the foregoing, any other minerals produced in association therewith (including, without limitation, elemental sulfur, helium, carbon dioxide and other non‑hydrocarbon substances produced in association with any of the above‑described items).

“Net Revenue Interest” means the interest in and to all Hydrocarbons produced, saved and sold from or allocated to a lease, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.  The Net Revenue Interest for each Property is identified on the applicable Property Exhibit.

“Permitted Encumbrances” means any or all of the following:

(a) lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent they do not, individually or in the aggregate, reduce Assignor’s Net Revenue Interest in a Property below that identified for such Property on the applicable Property Exhibit or increase Assignor’s Working Interest in a Property above that identified for such Property on the applicable Property Exhibit without an accompanied proportionate increase in Assignor’s Net Revenue Interest in such Property above that identified for such Property on the applicable Property Exhibit;

(b) all leases, unit agreements, pooling agreements, operating agreements, and other contracts, agreements and instruments applicable to the Properties, including the terms and conditions thereof and provisions for penalties, suspensions or forfeitures contained therein, to the extent that any of them do not, individually or in the aggregate, reduce Assignor’s Net Revenue Interest in a Property below that identified for such Property on the applicable Property Exhibit or increase Assignor’s Working

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Interest in a Property above that identified for such Property on the applicable Property Exhibit without an accompanied proportionate increase in Assignor’s Net Revenue Interest in such Property;

(c) except as provided in Section 10.5 of the Purchase Agreement, third‑party consent requirements, notices, filings, approvals, and similar restrictions (i)  with respect to which waivers or consents are obtained from the appropriate persons prior to the Closing Date or the appropriate time period for asserting the applicable right has expired and which are identified on Schedule 4.15 to the Purchase Agreement, (ii) that need not be satisfied prior to a transfer, or (iii) that are not applicable to or triggered by the transactions contemplated hereby;

(d) Liens for Taxes not yet delinquent;

(e) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(f) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or other rights or interests contemplated herein if they are customarily obtained subsequent to the sale or conveyance of assets or properties similar to the Assets;

(g) rights of reassignment arising upon final intention to abandon or release the Properties, or any of them;

(h) easements, rights‑of‑way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations or operations on the sea floor or pipelines, to the extent that they do not, individually or in the aggregate, materially detract from the value of or interfere with the ownership, use (or use contemplated by Assignor or any of its Affiliates) or present or contemplated operation (if contemplated by Assignor or any of its Affiliates) of the Assets subject thereto or affected thereby;

(i) (i) all rights reserved to or vested in any Governmental Authorities to control or regulate (A) any of the Assets in any manner or to assess Taxes with respect to the Assets, or (B) the ownership, use or operation of any of the Assets, or the revenue, income or capital gains with respect thereto, and (ii) all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(j) any Lien, defect, burden or irregularity on or affecting any of the Assets (i) which is expressly waived or assumed in writing by Assignee at or prior to Closing or (ii) otherwise is discharged by Assignor or any of its Affiliates at their cost at or prior to Closing;

(k) any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws;

(l) any matters or items (i) identified on the Disclosure Schedules (in each case, as of the Execution Date) or the Property Exhibits and (ii) that do not, individually or in the aggregate, reduce Assignor’s Net Revenue Interest in a Property below that identified for such Property on the applicable Property Exhibit or increase Assignor’s Working Interest in a Property above that identified for such Property on the applicable Property Exhibit without an accompanied proportionate increase in Assignor’s Net Revenue Interest in such Property;

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(m) the terms and conditions of this Assignment or any other Transaction Document; and

(n) all other inchoate Liens (including inchoate Liens securing payment of joint interest billings under any joint operating agreement), and all other charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting any of the Assets that (i) would not be considered material and would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties similar to the Assets and applying customary standards in the offshore Gulf of Mexico oil and gas industry, (ii) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the ownership, use (or use contemplated by Assignor or any of its Affiliates) or present or contemplated operation (if contemplated by Assignor or any of its Affiliates) of the Assets subject thereto or affected thereby, (iii) are not otherwise in the nature of any lien, pledge, mortgage or other instrument that secures currently existing indebtedness or obligations of Assignor, and (iv) that do not have the effect, individually or in the aggregate, of reducing Assignor’s Net Revenue Interest in a Property below that identified for such Property on the applicable Property Exhibit or increasing Assignor’s Working Interest in a Property above that identified for such Property on the applicable Property Exhibit without an accompanied proportionate increase in Assignor’s Net Revenue Interest in such Property above that identified for such Property on the applicable Property Exhibit.

“Properties” means, collectively, the Leases, the Wells and the Unit.

“Property Exhibits” means Exhibits A‑1,  A‑2, and A‑3.

 “Transaction Documents”  means this Assignment, the Purchase Agreement, the Transition Services Agreement, the Seller’s Closing Certificate, the Buyer’s Closing Certificate, the FIRPTA Certificate, each other document, certificate or instrument required to be executed and delivered by the Parties to consummate the transactions contemplated hereby, and any other agreement that Assignor and Assignee deem to be a Transaction Document in writing.

“Working Interest” means the interest in and to a lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.  The Working Interest for each Property is identified on the applicable Property Exhibit.

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